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Memory Pharmaceuticals & Roche Expand Development Program for MEM 3454 in Schizophrenia
- Establishes Plan for Biomarker Study -

Montvale, NJ – February 19, 2008 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it plans to conduct a clinical study of MEM 3454, the Company’s lead nicotinic alpha-7 partial agonist, on two biomarkers of schizophrenia, P50 sensory gating and mismatch negativity, in patients with schizophrenia. The biomarker study, and additional formulation and manufacturing activities for MEM 3454, will be funded by Roche, under the companies’ collaboration for the development of nicotinic alpha-7 receptor agonists.

“This new study will greatly enhance our ability to measure and predict the efficacy of MEM 3454 and other compounds in the nicotinic alpha-7 receptor program,” said Stephen Murray, MD, Ph.D, Chief Medical Officer of Memory Pharmaceuticals Corp. “The study should be underway this summer with data available by early 2009. The biomarker data, together with the results of our ongoing Phase 2a study in CIAS, will help with the design of later-stage trials in schizophrenia.”

The biomarker study will enroll approximately 12 patients with stable schizophrenia who are receiving atypical antipsychotic therapy. Subjects will be randomized to receive MEM 3454 and placebo in a 5-way cross-over design. Each subject will participate in 5 treatment periods. During each period, subjects will receive single doses of 1 mg, 5 mg, 15 mg, or 50 mg of MEM 3454 or placebo, with a 4-day wash-out period between each treatment period. The primary objective of the trial is to study P50 sensory gating and mismatch negativity as potential efficacy biomarkers for nicotinic alpha-7 agonists, such as MEM 3454, in schizophrenia. P50 sensory gating and mismatch negativity are two neurophysiological measurements that have been shown to be closely associated with nicotinic alpha-7 function and schizophrenia.

In November 2007, Memory Pharmaceuticals announced positive Phase 2a data from a clinical trial of MEM 3454 in Alzheimer’s disease. MEM 3454 demonstrated a statistically significant effect on cognition at the 5 mg and 15 mg doses on both the primary and key secondary endpoints for that trial. Roche has an option to a worldwide, exclusive license to develop and commercialize MEM 3454 upon the delivery by Memory of the study report of the Phase 2a AD study and the fulfillment of certain additional predefined events. Roche is obligated to make a milestone payment to Memory Pharmaceuticals at the time this option is exercised.

In December 2007, as part of the development program for MEM 3454 in schizophrenia, Memory Pharmaceuticals commenced a Phase 2a clinical trial of MEM 3454 in CIAS. To maintain its license to MEM 3454, Roche would have to make an additional milestone payment to the Company upon completion of the ongoing Phase 2a CIAS trial, which is expected to be completed in the fourth quarter of 2008.

Evoked Potentials in Schizophrenia
Electrophysiology measures have long been used to detect changes in brain activity in patients with schizophrenia. These patients often have a diminished ability to suppress the evoked response to the second of two auditory stimuli, which is known as sensory gating. A number of both preclinical and clinical studies have shown that this abnormality is genetically linked to the nicotinic alpha-7 receptor and can be measured through the P50 auditory evoked response, a positive waveform measured 50 milliseconds after an auditory stimulus. Recent scientific studies have shown that a nicotinic alpha-7 agonist can both improve cognition and improve P50 inhibition, giving rise to the possibility that P50 can be used to track cognitive effects for this class of compounds. Another auditory electrophysiology evoked potential measure that is abnormal in patients with schizophrenia is mismatched negativity, which is the ability to detect a deviation from a repetitive auditory pattern. Both of these evoked potential abnormalities in schizophrenia have been shown to be reversed by treatment.

About MEM 3454
MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders. MEM 3454 is being developed by Memory Pharmaceuticals under its Strategic Alliance Agreement with Roche for the development of nicotinic alpha-7 receptor agonists and is the Company’s lead drug candidate from its nicotinic alpha-7 agonist program.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia and depression. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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